Exhibit 10.28

11 August 2005
                                                 Telephone +44(0)1473 223000
                                                 Website   www.willis.com

                                                 Direct Line   +44(0)1473 223291
                                                 Direct Fax    +44(0)1473 223563
                                                 E-mail setterfieldnj@willis.com
PRIVATE & CONFIDENTIAL
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Mr P Regan
Grove Cottage
Nayland Road
Great Horksley
Colchester
C06 4AG

Our Ref:  /ns


Dear Mr Regan

Further to your recent interview, I am very pleased to offer you the position of Chief Financial Officer reporting to Tom Colraine Co-Chief Operating Officer within the Global Group Management Division of Willis Limited.

Upon joining you will be appointed as a member of the Partners Group which is our internal Executive Committee reporting to the Willis Board of Directors.

In addition to the main terms and conditions contained in the enclosed Contract of Employment, the following will apply:

     1) Your annual salary will be (pound)265,000 paid monthly in arrears and your job grade will be 14.

     2) You will be entitled to receive a sign-on bonus of (pound)150,000 upon joining the Company; this will be subject to the usual tax and National Insurance deductions and will be paid with your first month's salary. Should you or the Company provide notice of termination during the first 12 months of your employment you will be required to reimburse this bonus payment.

     3) Upon joining Willis Limited you will, consistent with your expressed desire, be invited to take up the opportunity to invest $100,000 for the purchase of shares of the common stock of Willis Group Holdings Limited ('Shares'). In connection with your purchase of Shares you will be granted an option to purchase an additional two Shares (the 'Option') for each Share purchased at a per Share purchase price equal to the closing market price of the Shares on the New York Stock Exchange on the first date of your employment ('Purchase Price'). This opportunity is being made to you in accordance with the Matched Option Program of the Willis Group Holdings Limited 2001 Share Purchase and Option Plan.

          We have made arrangements for the Trustee of the UK Trust established by Willis Group Holdings Limited ('Willis'), Mourant & Co., Trustees Limited ('UK Trustee'), to sell to you the number of whole Shares you chose to purchase, at the Purchase Price. The purchase of Shares will be treated as being effected as of your first day of employment with Willis Limited ('Purchase Date'). Please note that one of the conditions of the Matched Option Program is that you will agree not to sell or otherwise dispose of your Shares for a period ending six years from the Purchase Date or, if earlier, your termination of employment (without the prior consent of Willis). If you do sell the Shares you purchased from the UK Trustee without consent your Option will lapse. Further, so long as you continue to be employed by Willis Limited or subsidiary of Willis, the Option will vest twenty percent per year over five years, beginning on the second anniversary of the date the Option is granted, and will become exercisable on the date the Option is fully vested i.e. the sixth anniversary of the date the Option is granted.

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          Further, it is a condition of the option grant under the Matched
          Option Program that you enter into a joint election with your UK employing company, Willis Limited, to accept the employer's liability for National Insurance arising on the exercise of the option and to execute a definitive Option Agreement and Sale and Purchase Agreement.

          You will receive further details of the Matched Option Program and documents to complete your purchase of the Shares and the grant of the Option shortly after you have joined us. You must complete the Matched Option Program documentation within 30 days after you receive the documentation or the offer of shares will lapse automatically.

     4) You will be eligible to be included in the Annual Incentive Plan. The Plan is linked to the Company's and your own performance and has an on target award equal to 100% of your annual base salary. I would like to point out that this payment is totally discretionary.

     5) Upon joining Willis Limited you will receive a grant of 50,000 options in accordance with the Willis Partners Portfolio Plan of the Willis Group Holdings Limited 2001 Share Purchase and Option Plan. The grant of options will be made to you at a Share price equal to the closing market price of the Shares on the New York Stock Exchange on the first day of your employment.

     6) You are eligible to join the Willis Pension Scheme and you are entitled to the senior scale of benefits. This means that you have the right to retire at any age between 60 and 65 without an actuarial reduction being applied to the benefits. Full details of the pension and life assurance benefits provided by the Scheme are available in the enclosed Booklet. You will automatically join the Scheme and member contributions will be deducted from your salary unless you elect to opt out. If you have any queries about the Scheme please contact Group Pensions on 01473 223836 or e-mail pensions@willis.com.

          Please complete the enclosed forms, which will provide information to enable us to administer your pension, and return them to Human Resources on the first day of your employment. If you do not wish to join the Scheme please instead complete and return the enclosed Opt Out Form.

          Your salary exceeds the Earnings Cap (currently (pound)105,600) set by the Inland Revenue which may restrict the benefits that can be provided under the Willis Pension Scheme. In particular your lump sum death in service benefit is subject to a maximum of four times the Earnings Cap.

          Membership of the Scheme is subject to the Scheme Trust Deed and Rules. Benefits may be restricted by the limits set by the Inland Revenue. The employment of Scheme members is covered by a Contracting-out certificate.

     7) You will be eligible to receive either a level 14 car provided by the Company or a car allowance of the same level which currently amounts to (pound)7,332 per annum (please see the attached Company Car Policy & Procedures). Marshall Leasing will be pleased to discuss your entitlement with you, please contact Suzanne Reeve on 01480 414541 with any queries in this respect.

     8) You will be eligible to join the Willis Group Medical Plan which provides single cover (Silver) for all Associates who opt to join the Plan. This will constitute a taxable benefit.

          You will also have the option to buy increased cover to include family members and/or increase the benefit level. Further details are enclosed.

          Please complete the Registration Form for the level of cover you require and return to me. Cover will commence when you receive confirmation from the Plan Administrators.

          If you do not join the Plan within one month of commencing employment your next opportunity to join will be at renewal.

     9) After two years service at grade 14 or above, you will be required to have the first of your biennial medical examinations at the Company's expense. Our Occupational Health Department will contact you when this becomes due.

     10) When you join Willis you may have an immediate salary advance to purchase a quarterly season ticket for travel between the office and your home. The amount advanced to you will be deducted in three equal payments from your salary. Please complete the enclosed application form and hand to your HR contact on your first day to enable us to issue you with a travel warrant which you use to purchase your season ticket at the relevant ticket office. After 3 month's service you may apply for an annual season ticket advance.

          If you wish arrangements to be made to take over an existing season ticket balance from your current employer, please provide telephone and postal details of the relevant contact, together with details of the total outstanding balance. You will also need to complete the enclosed application form to authorize deductions from your salary.

     11) When you join Willis, you will be eligible to join the Childcare Voucher Scheme within your first month of employment with Willis. Your voucher start date will commence from the 1st of the month following the date of joining the scheme.

          Further details of the scheme can be found in the enclosed Childcare Voucher Scheme information sheet. If you wish to join the scheme, please complete the enclosed Registration Form and return to me.

          Please note if you do not join the scheme within one month of commencing employment your next opportunity to join will be at renewal.

     12) In order to provide a healthy working environment, smoking is prohibited in all UK offices.

     This offer and your employment are subject to:

          a. Your acceptance of the conditions contained in this letter, the enclosed Contract of Employment and the Associate Handbook Summary.

          b. You providing the Company with evidence of your entitlement to work in the UK. The evidence required is your passport and any supporting documentation you may have. The Company is required under the Immigration Act to see and photocopy this documentation before you commence work.

          c. Receipt of references satisfactory to the Company. We will approach the referees indicated on your application form on receipt of your acceptance of this offer unless you advise us to the contrary. If you have not yet given us this information, please let us have the names of two chosen referees immediately, one of whom must be your present or last employer.

          d. Receipt of medical details which are satisfactory to the Company. Please complete the enclosed Medical Questionnaire and return it to the Occupational Health Department, London in the stamped addressed envelope provided.

          e. You providing the Company with evidence of all relevant professional qualifications and the highest academic qualification that you have quoted on your application form, in your CV or verbally during the selection process. It is group policy and a requirement of our regulatory body that we obtain evidence of your competence to be employed in the capacity offered, for this reason, we reserve the right to invoke the Disciplinary Procedure if you do not fulfill this requirement.

          f. All representations, whether oral or in writing, made by you when applying for this position about your qualifications, experience and other material matters being true and correct.

          g. You not having deliberately failed to disclose any matter that may have influenced the Company's decision to employ you.

          h. You passing the Lloyds Introductory Test, if you have not already done so, within 15 months of the start of your employment with Willis. We reserve the right to invoke the Performance Improvement process if you do not fulfill this requirement.

          i. You passing the Insurance Essentials Training within six months of the start of your employment with Willis. You will be provided with appropriate support to achieve this, and the Company reserves the right to invoke the Performance Improvement Procedure if you do not fulfill this requirement.

               Insurance Essentials is an e-learning training programme which develops and tests your basic knowledge of the Insurance Industry and environment in which we operate. It is comprised of a number of modules and lasts approximately four hours, and forms a major part of our regulatory requirements to constantly maintain the competence of our Associates.

          j. You will also be required to attend a full pre-employment medical. Therefore, I should be grateful if you would contact Rood Lane Medical Centre on 0207 377 4646 to arrange a convenient appointment. Would you please ensure that your pre-employment Medical Questionnaire is returned to our Occupational Health Department at least two days before contacting Rood Lane.

I hope that you will accept this offer of employment and would be grateful if you could sign and return both copies of the Contract of Employment to me as soon as possible, including a note of your National Insurance Number. At the same time would you please also complete and return the enclosed application form. I would also be grateful if you could confirm the exact date on which you are able to commence work with us.

Please note, this offer remains valid for 10 working days from the date of issue of this letter. If you are unable to respond within this period, please contact me to discuss any appropriate extension. One copy of the Contract will be returned to you for your own records.

If you have any queries regarding the offer, please do not hesitate to contact me on the above direct line.

I hope you enjoy working with us.

Yours sincerely


/s/ N Setterfield
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Nicola Setterfield
HR Assistant
Human Resources
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